Exhibit 10.4

FIRST AMENDMENT

TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to the Executive Employment Agreement dated as of October 29, 2010 (the “Agreement”) between Michael D. Farkas, an individual (“Executive”) and Car Charging Group, Inc., a Nevada Corporation (the “Company”) is hereby made and entered effective between Executive and the Company as of the latest date below.

WHEREAS, as a condition and as an inducement to the Purchasers to enter into that certain Securities Purchase Agreement (“SPA”) entered into between the Company and the Purchasers entered into on even date herewith, Executive understands that the Purchasers have required, and the Company has agreed to obtain certain amendments to the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree and confirm as follows:

1.             At a Special Meeting of the Company’s Board of Directors held on April 17, 2014, Executive’s Base Salary was increased from thirty thousand dollars ($30,000) per month to forty thousand dollars ($40,000.00) per month. Further, upon the Company’s successful uplisting to NYSE or NASDAQ, a further increase to fifty thousand dollars ($50,000) per month was approved.

2.             Until all the funds have been released from the Escrow Account in accordance with the SPA, the Salary of Executive shall be reduced to twenty thousand dollars ($20,000) per month in cash and the remaining amount payable (i) shall be deferred (unless paid in kind) and (ii) must be determined by the compensation committee of the Company’s Board of Directors to be fair and equitable. Until the Series C Preferred Shares are no longer outstanding, salary shall only be paid in cash if doing so would not put the Company in a negative operating cash flow position for any such pay period,.

3.             After the Second Milestone has been met, Executive’s Salary shall be determined by the compensation committee of the Company’s Board of Directors.

4.             Upon closing of the transaction contemplated by the SPA, the Company shall pay to Executive, and Executive shall accept, an amount of Preferred Shares (as defined in the SPA) equal to the total amount of accrued and unpaid Salary currently due to Executive based on the Purchase Price (as defined in the SPA) in full and complete satisfaction of all amounts currently owed to Executive under the Agreement.

5.             General References. Upon and after the effective date, each reference to the Agreement in the Agreement shall mean and be a reference to the Agreement as amended by this Amendment.

6.              Continued Effectiveness. To the extent that the provisions of this Amendment are inconsistent with the terms and conditions of the Agreement, the terms and conditions hereof shall control. Except at modified hereby, all remaining terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of December 23, 2014.

CAR CHARGING GROUP, INC.	EXECUTIVE

Andy Kinard, President	Michael D. Farkas